EXHIBIT 99.1

Upexi Reports Fiscal Third Quarter 2024 Financial Results

TAMPA, FL, July 9, 2024 (ACCESSWIRE) – Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct-to-Consumer (“DTC”) brand owner and innovator in aggregation, today reported its financial results for the fiscal third quarter 2024 ending March 31, 2024.

Allan Marshall, CEO of Upexi, commented, “Our year-over-year quarterly financial results include management’s decision to discontinue sales of certain products. Subsequent to the quarter, we made continued progress on our restructuring, which is estimated to provide us with sufficient working capital to fund our operations while reducing our debt to a minimal level. We anticipate the restructuring efforts to result in a leaner more scalable business with an improved balance sheet. Current market conditions and the lack of a healthy lending market has made these difficult decisions necessary. The alternative of a highly dilutive equity raise was a non-starter for management and hard decisions were made to give shareholders the best opportunity for future success. This reset will allow management to focus on opportunities for profitable growth without the debt issue hampering success.  We will provide our shareholders with an updated outlook on our operations and detailed financial goals as we complete the final stages as quickly as possible.”

Financial Results for the Three Months Ended March 31, 2024:

Revenues decreased 34% to $14.4 million compared to $21.9 million in the same period the prior year. The revenue decline was primarily the result of lower recommerce revenue through both Amazon channels and wholesale.  Management also decided to discontinue sales of electronic products in its Amazon channels after analyzing the high rate of returned products, lower margins after thirty to sixty days and the low liquidation value of Amazon returns. Branded Product sales increased slightly with increases in pet care products, children’s toy products and other branded products that are not heavily reliant on the Amazon sales channel. Management is in the process of restructuring the Company to have more consistent sales from both product sales revenue and adding service revenue.

Cost of revenue decreased 19% to $11.6 million compared with cost of revenue of $14.3 million in the same period last year.  The cost of revenue decline was primarily related to the lower recommerce revenue. Gross profit decreased by approximately $1.7 million compared to the same period the prior year due to significant write-offs of inventory that were obsolete or unsellable. These products that were written off were primarily related to the recommerce business with many of them being Amazon returns or bulk products that could no longer be sold.

Sales and marketing expenses decreased 32% compared with the same period in the prior year.  The decrease in sales and marketing expenses was primarily related to management’s efforts to refine sales strategies to focus on long-term recurring sales growth through subscription revenue and sales channel expansion.  Management will continue to manage the sales and marketing expenses on branded product sales and expects the overall sales and marketing revenue to decrease and improve profitability.

General and administrative expenses decreased 8% compared with the same period in the prior year. With the consolidation of facilities and ongoing adjustments for the sale of VitaMedica, Infusionz and Interactive Offers, management has managed the general and administrative costs and will continue to implement strategies to decrease the percentage of general and administrative costs when compared to total sales.

Other operating expenses decreased 37% compared with the same period in the prior year.  These expenses are primarily non-cash expenses and have decreased based on the decreased amortization of stock compensation and offset by increases in depreciation.

During the three months ended March 31, 2024, the Company had other expense of $661,878 compared to expense of $152,360 during the same period in the prior year.  The increase is primarily related to the interest on debt.  Management is working to eliminate this high interest debt as it restructures the Company.

The Company had a net loss of $4.1 million compared with a loss of $1.7 million in the same period in the prior year.  The increase in net income loss is related to the decrease in sales, the non-cash write off of $1.7 million in inventory and the costs associated with the distribution network until it was consolidated in June of 2024.  Management expects additional administrative expenses related to the consolidation of the distribution network through June of 2024 and will then be able to recognize the improvements in fiscal year 2025.

Subsequent Events:

Subsequent to March 31, 2024, the Company entered into a new lease agreement reducing annualized operating expenses, an agreement to sell its warehouse for approximately $1.4 million after repayment of the mortgage and transaction expenses, and sale of a wholly owned subsidiary. While as of March 31, 2024, the Company had cash of $498,287, based on the progress the Company has made on its restructuring, it is estimated that the Company will have sufficient working capital to fund its operations over the twelve months following the date of the issuance of these condensed consolidated financial statements and meet all debt obligations.

About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty, and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year-over-year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies.

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254

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UPEXI, INC.
CONDENSED CONSOLDIATED BALANCE SHEETS (UNAUDITED)

	March 31,	June 30,
	2024	2023

ASSETS
Current assets
Cash	$498,287	$4,492,291
Accounts receivable	4,707,128	6,963,915
Inventory	8,801,901	9,267,892
Due from Bloomios	-	845,443
Prepaid expenses and other receivables	720,582	1,283,617
Current assets of discontinued operations	2,111,952	2,602,556
Total current assets	16,839,850	25,455,714

Property and equipment, net	7,520,005	7,442,623
Intangible assets, net	9,469,923	12,588,124
Goodwill	10,847,791	9,290,501
Deferred tax asset	8,273,049	5,604,056
Other assets	368,004	76,728
Assets held for sale	1,675,112	2,984,868
Right-of-use asset	1,513,693	410,453
Total other assets	39,667,577	38,397,353

Total assets	$56,507,427	$63,853,067

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,124,024	$3,930,540
Accrued compensation	841,064	533,842
Deferred revenue	111,519	-
Accrued liabilities	2,551,149	3,350,541
Acquisition payable	300,000	-
Current portion of notes payable	5,473,136	1,302,021
Current portion of convertible notes payable	-	1,254,167
Current portion of acquisition note payable	8,048,562	5,656,620
Current portion of related party note payable	-	1,429,356
Line of Credit	3,938,772	882,845
Current portion of operating lease payable	803,558	419,443
Current liabilities of discontinued operations	-	975,310
Total current liabilities	24,191,784	19,734,685

Operating lease payable, net of current portion	1,055,301	34,684
Related party note payable	1,479,815	-
Convertible notes payable	1,650,000	895,833
Acquisition notes payable, net of current	2,929,393	7,605,085
Notes payable, net of current portion	3,144,327	7,746,157
Total long-term liabilities	10,258,836	16,281,759

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized, and 500,000 and 500,000 shares issued and outstanding, respectively	500	500
Common stock, $0.001 par value, 100,000,000 shares authorized, and 20,397,779 and 16,713,345 shares issued and outstanding, respectively	20,909	20,216
Additional paid in capital	53,149,492	51,522,229
Accumulated deficit	(31,114,094)	(23,201,175)
Total stockholders' equity attributable to Upexi, Inc.	22,056,807	28,341,770
Non-controlling interest in subsidiary		(505,147)
Total stockholders' equity	22,056,807	27,836,623

Total liabilities and stockholders' equity	$56,507,427	$63,853,067

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UPEXI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month's Ended March 31,
	2024	2023

Revenue
Revenue	$14,444,957	$21,883,445

Cost of Revenue	11,561,834	14,305,698

Gross profit	2,883,123	7,577,747

Operating expenses
Sales and marketing	1,547,161	2,258,937
Distribution costs	2,291,945	2,352,684
General and administrative expenses	2,399,387	2,602,312
Share-based compensation	212,758	1,146,299
Amortization of acquired intangible assets	1,062,734	1,124,500
Depreciation	306,185	225,879
	7,820,170	9,710,611

Loss from operations	(4,937,047)	(2,132,864)

Other income (expense), net
Change in derivative liability	-	-
Interest (expense) income, net	661,878	152,360

Other income (expense), net	661,878	152,360

Income (loss) on operations before income tax	(5,598,925)	(1,980,504)
Gain on sale of Infusionz and select assets	-	-
Gain (loss) from the sale of Interactive Offers	(103,263)	-
Lease settlement, California facility	-	-
Lease impairment, Delray Beach facility	-	-
Income tax benefit (expense)	1,501,595	496,880

Net income (loss) from continuing operations	(4,200,593)	(1,483,624)

(Loss) income from discontinued operations	81,981	(287,119)

Net loss attributable to non-controlling interest	-	124,804

Net income (loss) attributable to Upexi, Inc.	$(4,118,612)	$(1,645,939)

Basic income (loss) per share:
Income (loss) per share from continuing operations	$(0.20)	$(0.08)
(Loss) income per share from discontinued operations	$0.00	$(0.02)
Total income (loss) per share	$(0.20)	$(0.09)

Diluted income (loss) per share:
Income (loss) per share from continuing operations	$(0.20)	$(0.08)
(Loss) income per share from discontinued operations	$0.00	$(0.02)
Total income (loss) per share	$(0.20)	$(0.09)

Basic weighted average shares outstanding	20,723,542	18,015,837
Fully diluted weighted average shares outstanding	20,723,542	18,015,837

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UPEXI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Month's Ended March 31,
	2024	2023
Cash flows from operating activities
Net (loss) income from operations	$(7,912,919.00)	$(1,568,180.00)

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	4,089,722	3,359,050
Accrued interest on note receivable from Bloomios	-	(141,635)
Amortization of senior security original issue discount	-	(455,450)
Unreimbursed transition fees from Bloomios	-	(428,500)
Amortization of loan costs	50,459	-
Amortization of consideration discount	900,339	-
Non-cash consideration for sale of Infusionz and select assets, net	-	(7,564,363)
Inventory write-offs	1,812,319	34,328
Gain on sale of interactive offers	(237,670)	-
Change in deferred tax asset	(2,668,993)	(515,089)
Noncontrolling interest	-	(358,390)
Shares issued for finder fee	-	1,770
Stock based compensation	965,229	3,126,472
Changes in assets and liabilities, net of acquired amounts
Accounts receivable	2,413,987	2,175,850
Inventory	(255,500)	2,561,502
Prepaid expenses and other assets	492,343	94,178
Operating lease payable	301,492	(22,830)
Accounts payable and accrued liabilities	(2,775,503)	1,744,961
Deferred revenue	(22,431)	-
Net cash provided by operating activities - Continuing Operations	(2,847,126)	2,043,674
Net cash provided by (used in) operating activities - Discontinued Operations	(187,280)	190,539
Net cash provided by operating activities	(3,034,406)	2,234,213

Cash flows from investing activities
Acquisition of Lucky Tail	-	(3,012,327)
Acquisition of VitaMedica, Inc., net of cash acquired	-	(500,000)
Acquisition of New England Technology, Inc.	-	(1,698,748)
Proceeds from the sale of Interactive Offers, net of liabilities paid	940,000	-
Acquisition of patent rights for Tytan Tiles	(70,000)	-
Acquisition of Cygnet Online LLC, net of cash acquired	(500,000)	(1,050,000)
Proceeds from the sale of Infusionz and selected assets	-	5,173,610
Acquisition of property and equipment	(770,721)	(278,683)
Net cash provided by (used in) investing activities - Continuing Operations	(400,721)	(1,366,148)
Net cash (used in) provided by investing activities - Discontinued Operations	-	-
Net cash provided by (used in) investing activities	(400,721)	(1,366,148)

Cash flows from financing activities
Repayment of notes payable	(430,715)	(470,168)
Repayment of the senior convertible notes payable	-	(6,307,775)
Proceeds (payments) on line of credit, net	3,055,927	(6,826,338)
Payment on acquisition notes payable	(3,184,089)
Repayment of SBA note payable		(254,804)
Proceeds from convertible note payable	-	2,650,000
Proceeds on note payable on building	-	3,000,000
Repayment on note payable on building		(97,744)
Proceeds on note payable, related party	-	1,470,000
Net cash used in financing activities - Continuing Operations	(558,877)	(6,836,829)
Net cash (used in) provided by financing activities - Discontinued Operations	-	-
Net cash used in financing activities	(558,877)	(6,836,829)

Net decrease in cash - Continuing Operations	(3,806,724)	(6,159,303)
Net (decrease) increase in cash - Discontinued Operations	(187,280)	190,539

Cash, beginning of period	4,492,291	7,149,806
Cash, end of period	$498,287	$1,181,042

Supplemental cash flow disclosures
Interest paid	$1,505,162	$326,918
Income tax paid	$-	$-
Issuance of common stock for acquisition of Cygnet	$162,727	$-
Issuance of debt for acquisition of Cygnet	$300,000	$-
Bloomios non-cash payment of receivables, net	$845,443	$-
Issuance of common stock for the repayment of convertible note payable	$500,000	$-
Liabilities assumed from acquisition of E-Core	$-	$(7,712,168)
Issuance of stock for acquisition of E-Core	$-	$6,000,000
Assets available for sale	$-	$6,446,210

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